Exhibit 99.1

August 5, 2009	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Brad Borror
918-588-7582

ONEOK Partners Names Four Additional Board Members

TULSA, Okla. – Aug. 5, 2009 –ONEOK Partners, L.P. (NYSE: OKS) announced today that four additional directors have been named to its board of directors.

Julie H. Edwards, Jim W. Mogg, Shelby E. Odell and Craig F. Strehl were elected to the board, effective immediately.  Edwards and Mogg currently serve, and will continue to serve, on the board of directors of ONEOK, Inc. (NYSE: OKE), which is the parent of sole general partner and 45.1 percent owner of the partnership.  Today’s election increases the number of those serving on the ONEOK Partners’ board of directors to 10 from six, with all current members remaining active on the board.

“We are pleased to announce these additions to the ONEOK Partners board of directors,” said John W. Gibson, ONEOK Partners chairman and chief executive officer.  “Their experience and expertise will greatly benefit our board and unitholders.”

Edwards, 50, served as senior vice president and chief financial officer of Southern Union Co. from July 2005 to November 2006.  She became senior vice president, corporate development, in November 2006, and held that position until retiring in January 2007.

Before joining Southern Union, Edwards served as executive vice president – finance and administration, and chief financial officer for Frontier Oil Corp. in Houston.  She earned a bachelor’s degree in geology and geophysics from Yale University and a master’s degree in business administration with an emphasis in finance from the Wharton School of the University of Pennsylvania.   Edwards also serves on the boards of directors of Noble Corp. and NATCO Group, Inc.

Mogg, 60, is the retired chairman of DCP Midstream Partners.  From 2004-2006, he was group vice president and chief development officer for Duke Energy Corp.  He was chairman, president and chief executive officer of Duke Energy Field Services from 2000-2003 and served as chairman of TEPPCO from 2002-2005.  Previously, he held various executive and senior management positions at Duke Energy and Pan Energy over a 27-year period.

Mogg received a bachelor’s degree in mathematics from Southwestern Oklahoma State University, where he currently serves on the board of trustees for the university’s foundation.  Mogg is non-executive chairman of the board of First Wind Holdings, Inc. and serves on the board of directors of Bill Barrett Corp., an oil and gas exploration and development company.

ONEOK Partners Elects Four Additional Board Members

Odell, 69, has 40 years of experience in the petroleum industry.  From 1974-2000, he held positions with Koch Industries, including president of Koch Hydrocarbon and senior vice president of Koch Industries.  Prior to joining Koch, Odell worked for Phillips Petroleum Company.  He is a member of the board of directors of Hiland Partners, LP and Hiland Holdings GP, serving as a member of the audit and conflicts committees.  Odell is also a past member of the Gas Processors Association board of directors.  He earned an associate’s degree in accounting from Enid Business College.

Strehl, 51, is chief operating officer and a director of LONESTAR Midstream Partners II, L.P.   Prior to joining LONESTAR, Strehl was president of Southern Union Gas Services.  He was president of the Bass Family’s Sid Richardson Carbon & Energy Company and directed the sale of its energy assets to Southern Union.  Previously, he held various executive and senior management positions with Southern Union, Aquila Energy and TXO.  He earned a bachelor of science in mechanical engineering from Texas A&M University.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.1 percent of the partnership.  ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web site at www.oneokpartners.com.

OKS-G

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